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                                                                    EXHIBIT 23.2

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
TicketsLive Corporation:

We consent to inclusion in the Registration Statement on Form S-1 of Tickets.com, Inc. of our report dated June 12, 1998, relating to the consolidated balance sheets of TicketsLive Corporation (formerly Select Technologies Corporation) and subsidiaries as of April 30, 1997 and 1998, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

October 28, 1999

Syracuse, New York